THIRD AMENDMENT to
CUSTODIAN AGREEMENT
     THIRD AMENDMENT, effective as of June 30, 2010, by and among The Glenmede Fund, Inc., a corporation organized under the laws of the State of Maryland (the “Fund”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”).
     WHEREAS the Fund and Investors Bank & Trust Company (“IBT”) entered into a Custodian Agreement dated September 1, 2001, as amended, modified and supplemented from time to time (the “Custodian Agreement”);
     WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Custodian under the Custodian Agreement; and
     WHEREAS, the Fund has requested that State Street amend the Custodian Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Custodian Agreement is not identical to the form of custodian agreement customarily entered into by State Street as custodian, in order that the services to be provided to the Fund on behalf of its portfolios by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:
1.	Amendments.
(a)	Appendix A is hereby deleted in its entirety and replaced with Appendix A attached hereto, as the same may be amended from time to time.

(b)	Paragraph (b) of Section 18 of the Custodian Agreement is hereby amended to amend the notice address to the Bank, as follows:
(b)	In the case of notices sent to the Bank to:

State Street Bank and Trust Company
John Hancock Tower
200 Clarendon Street, JHT
Boston, Massachusetts 02116
Attention: Carol Lowd
Telephone: 617-937-6265
Telecopy: 617-937-6033
2.	Miscellaneous.
(a)	Except as amended hereby, the Custodian Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

THE GLENMEDE FUND, INC.
By:	/s/ Mary Ann B. Wirts
Name:	Mary Ann B. Wirts
Title:	President

STATE STREET BANK AND TRUST COMPANY
By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

APPENDIX A
Portfolios of The Glenmede Fund, Inc.
Core Fixed Income Portfolio
Government Cash Portfolio
International Portfolio
Large Cap 100 Portfolio
Large Cap Growth Portfolio
Large Cap Value Portfolio
Long/Short Portfolio
Philadelphia International Fund
Small Cap Equity Portfolio
Strategic Equity Portfolio
Tax-Exempt Cash Portfolio
Total Market Portfolio
U.S. Emerging Growth Portfolio
Secured Options Portfolio